Exhibit 17.1

Bennett J. Yankowitz

RocketFuel Blockchain, Inc.

201 Spear Street, Suite 1100

San Francisco, CA 94105

November 28, 2025

Gentlemen”

I hereby resign, effective this date, (i) as a member of the board of directors of of RocketFuel Blockchain, Inc. (the “Company”) and its wholly owned subsidiaries, RocketFuel Blockchain Company and RocketFuel Blockchain A/S and (ii) as an officer, including chief financial officer, of the Company and its subsidiaries.

Sincerely,

/s/Bennett J. Yanowitz
Bennett J. Yankowitz